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                                                                      Exhibit 12


                           GTE SOUTHWEST INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(Dollars in Millions)                                Nine Months Ended
                                                     September 30, 1999
                                                    --------------------
Net earnings available for fixed charges:
  Income from continuing operations                 $              227.1
  Add - Income taxes                                               123.9
      - Fixed charges                                               61.4
                                                    --------------------

Adjusted earnings                                   $              412.4
                                                    ====================
Fixed charges:
  Interest expense                                  $               57.2
  Portion of rent expense representing interest                      4.2
                                                    --------------------
Adjusted fixed charges                              $               61.4
                                                    ====================

RATIO OF EARNINGS TO FIXED CHARGES                                  6.72